Exhibit 10.27

THIRD AMENDMENT

TO THE

DYNEGY INC. RESTORATION PENSION PLAN

WHEREAS, Dynegy Inc. (the “Company”) sponsors the Dynegy Inc. Restoration Pension Plan (the “Plan”) for the benefit of eligible employees and their beneficiaries; and

WHEREAS, the Company desires to freeze participation in and cease benefit accruals under the Plan; and

WHEREAS, Section 8.1(a) of the Plan allows the Company to amend the Plan at any time.

NOW, THEREFORE, effective as of January 1, 2012, the Plan is hereby amended, as follows:

1.              Article 3 of the Plan is hereby amended, to be and to read in its entirety as follows:

“ARTICLE 3

ELIGIBILITY AND PARTICIPATION

Effective for periods on and after January 1, 2012, individuals who are not Participants in the Plan on December 31, 2011 (including, but not limited to, individuals hired on or after January 1, 2012) shall not be eligible to become Participants in the Plan.  Each Eligible Employee who is a Participant in the Plan on December 31, 2011 shall remain a Participant in the Plan, but shall not be entitled to accrue further benefits hereunder for any periods on and after January 1, 2012.”

2.              Article 4 of the Plan is hereby amended in its entirety, to be and to read as follows:

“A Participant’s Benefit shall equal the sum of (a) and (b) below, determined as of December 31, 2011:

(a)                                  (i)            For a DRP Participant, the benefit calculated under the Qualified Plan formula based on such Participant’s Accrual Service and Average Monthly Compensation determined as of December 31, 2011.  For purposes of calculating the Benefit for a Participant who is participating in the Plan on December 31, 2011, the Participant’s Periods of Service shall be determined as if a Separation from Service occurred on December 31, 2011 and the “considered period” used in calculating Average Monthly Compensation shall be determined based on the months of employment prior to January 1, 2012.  No additional benefit amount shall accrue for any period commencing on or after January 1, 2012.

(ii)           For a PRB Participant, an account credited each year after December 31, 2007 during which such Participant is a PRB Participant with (A) an amount equal to the Base Compensation Accruals Percentage times his Base Compensation, and (B) Interest Credits on the Participant’s account under this Plan.  Notwithstanding the foregoing, no additional benefit amount under clauses (A) or (B) shall be credited for any period commencing on or after January

1, 2012, and a PRB Participant’s account balance for purposes of this paragraph (a)(ii) shall be determined based on such PRB Participant’s total account balance as of December 31, 2011.

(b)           The difference between the benefit the Participant would be entitled to receive under the Qualified Plan determined without regard to the Benefit Limit reduced by the benefit the Participant is entitled to receive under the Qualified Plan, each determined as of December 31, 2011.”

IN WITNESS WHEREOF, the undersigned has caused this Third Amendment to the Plan be executed on this 22nd day of December 2011.

DYNEGY INC.

By:	/s/ Julius Cox
Name:	Julius Cox
Title:	Chairman of the Dynegy Inc. Benefit Plans Committee
and Vice President of Human Resources